================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ATLAS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              ATLAS CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LETTERHEAD OF ATLAS CORPORATION APPEARS HERE]

                                           Republic Plaza, 370 Seventeenth
                                           Street, Suite 3050
                                           Denver, CO 80202
                                           Telephone: (303) 629-2440  Fax:
                                           (303) 629-2445

                                                                    June 4, 1997

Dear Stockholder:

  We cordially invite you to attend Atlas Corporation's Annual Meeting of Stockholders at 10:00 A.M. on Thursday, July 10, 1997 at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado. The Secretary's Notice of Meeting and the Proxy Statement appear on the following pages and describe the business of the Annual Meeting of Stockholders. A copy of the Annual Report for the year ended December 31, 1996 is being mailed to you herewith.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please sign, date and return the enclosed proxy card promptly.

                                    Sincerely,

                                    Douglas R. Cook
                                    Chairman

[ATLAS CORPORATION LETTERHEAD APPEARS HERE] Republic Plaza, 370 Seventeenth
                                            Street, Suite 3050
                                            Denver, CO 80202
                                            Telephone: (303) 629-2440  Fax:
                                            (303) 629-2445

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of Atlas Corporation will be held at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado on Thursday, July 10, 1997, at 10:00 A.M., for the following purposes:

  1.To elect one director to hold office until the 1999 Annual Meeting of Stockholders and until his successor shall be elected and shall qualify (PROPOSAL ONE).

  2.To approve and ratify the appointment of Ernst & Young LLP as auditors of Atlas Corporation for the year ended December 31, 1997 (PROPOSAL TWO).

  3.To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on Wednesday, May 27, 1997 are entitled to notice of and to vote at the Annual Meeting.

  It is important that the greatest possible number of stockholders be present or represented at the Annual Meeting. Please sign, date and return the accompanying proxy card promptly, whether or not you plan to attend the Annual Meeting. You may revoke the proxy at any time prior to its exercise. If you attend the Annual Meeting, you may vote in person.

                                    James R. Jensen
                                    Corporate Secretary

June 4, 1997

[LETTERHEAD OF ATLAS CORPORATION APPEARS HERE]

                                            Republic Plaza, 370 Seventeenth
                                            Street, Suite 3050
                                            Denver, CO 80202
                                            Telephone: (303) 629-2440  Fax:
                                            (303) 629-2445

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is being furnished to the stockholders of Atlas Corporation ("Atlas" or the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, July 10, 1997 (the "Meeting") and at any adjournment thereof.

  The purpose of the Meeting is to consider and vote upon proposals: (i) to elect a director to hold office until the 1999 Meeting and until his successor shall be elected and shall qualify (PROPOSAL ONE); (ii) to approve the appointment of Ernst & Young LLP as auditors of the Corporation for the year ending December 31, 1997 (PROPOSAL TWO); and (iii) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  This Proxy Statement was first mailed or given to stockholders on or about June 4, 1997.

  The principal executive offices of Atlas are located at the Republic Plaza, 370 Seventeenth Street, Suite 3050, Denver, Colorado 80202 (telephone: 303-629-2440).

                              VOTING AND PROXIES

DATE, TIME AND PLACE OF THE MEETING

  The Meeting will be held at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado on Thursday, July 10, 1997 at 10:00 A.M. Only stockholders of record at the close of business on May 27, 1997 are entitled to notice of and to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The only class of voting securities of the Corporation is its Common Stock. On May 27, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, 24,219,963 shares of Common Stock were outstanding.

PROXIES AND VOTES REQUIRED

  Stockholders have one vote for each share of Atlas Common Stock registered in their names. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Atlas Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Approval of each of the proposals to be considered at the Meeting requires the affirmative vote of a majority of the shares of Atlas Common Stock entitled to vote and present, in person or by proxy, at the Meeting, except for the election of directors which requires a plurality of votes cast. Abstentions by the holders of shares entitled to vote and present at the Meeting will be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

  If the enclosed form of proxy is properly executed and returned to Atlas in time to be voted at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions marked thereon will be voted FOR each of the proposals set forth herein.

  Neither Atlas nor its Board of Directors intends to bring before the Meeting any matter other than those described in this Proxy Statement. If any other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (1) delivery to the Secretary of Atlas of a written notice of revocation prior to the Meeting, (2) delivery to the Secretary of Atlas of a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

Security Ownership

  The following table sets forth certain information at May 16, 1997, regarding the beneficial ownership, including shares of Atlas Common Stock which may be acquired upon the exercise of stock options or warrants, or the conversion of any securities, within 60 days of May 16, 1997, of the Corporation's Common Stock by (i) persons known to the Corporation to own more than 5 percent of the Corporation's Common Stock, (ii) each director of the Corporation, (iii) each executive officer named in the Summary Compensation Table set forth on page 11, and (iv) all directors and executive officers as a group. As of May 16, 1997, none of the directors or executive officers of the Corporation owned beneficially any of the Corporation's outstanding securities other than Common Stock.

                                          Number of Shares
                                            and Nature of              Percent
              Name                     Beneficial Ownership(1)         of Class
              ----                     -----------------------         --------
M.I.M. Holdings Limited                       3,000,000(2)              11.90%(2)
 M.I.M. Plaza,
 410 Anne St.
 Brisbane, Queensland, 4000
 Australia
H.R. Shipes                                   2,167,646(3)               8.93%(3)
 335 North Wilmot Road, Suite 400
 Tucson, AZ 85711
Independence Mining Company                   1,400,000(4)               5.78%(4)
 5251 DTC Parkway, Suite 700
 Englewood, CO 80111
Douglas R. Cook                                  90,334(5)                *
Mario Caron                                          --                   *
Christopher J.A. Davie                               --                   *
James H. Dunnett                                208,334(6)                *
David P. Hall                                    63,334(7)                *
C. Thomas Ogryzlo                                63,334(7)                *
Richard E. Blubaugh                             116,860(8)                *
Gerald E. Davis                                 200,000                   *
David Birkenshaw                                200,000                   *
All executive officers and
 directors as a group (12 persons)            3,282,714(9)               13.0%(9)

---------

  (1) Includes shares issuable on the exercise of options, except for options which have not vested and will not vest within sixty days of this report.

  (2) M.I.M. Holdings Limited, to the best of the Corporation's knowledge, is the direct beneficial owner of (i) 2,000,000 shares of Common Stock and (ii) warrants issued by the Corporation which are exercisable into 1,000,000 shares of Common Stock at an exercise price of $7.00 per share.

  (3) On October 28, 1996, a Schedule 13D was filed with the Securities and Exchange Commission by H.R. Shipes reflecting beneficial ownership of 2,117,646 shares of Common Stock of which 156,863 are held by Mr. Shipes for the benefit of his minor child under the Uniform Gift to Minor's Act. Also included are 50,000 options granted to Mr. Shipes as a director of Atlas which were exercisable as of May 1, 1997.

  (4) On November 3, 1995, Atlas received a copy of Schedule 13D filed by Independence Mining Company, Inc. reflecting direct ownership of 1,400,000 shares of Common Stock.

  (5) Includes 2,000 shares of Common Stock directly owned and 88,334 shares obtainable upon exercise of options granted to Mr. Cook under the Long Term Incentive Plan.

  (6) James H. Dunnett is the indirect beneficial owner of (i) 100,000 shares of Common Stock and (ii) warrants issued by the Corporation which are exercisable into 45,000 shares of Common Stock at an exercise price of $7.00 per share, to be the indirect beneficial owner of securities owned by Acorn Capital Financial Corporation. Mr. Dunnett's holdings also include 63,334 shares obtainable upon exercise of options granted to him under the Long Term Incentive Plan.

  (7) Includes 63,334 shares obtainable upon exercise of options granted under the Long Term Incentive Plan.

  (8) Includes (i) 101,250 shares obtainable upon the exercise of options granted under the Long Term Incentive Plan, (ii) 14,610 shares held in Mr. Blubaugh's account under the Corporation's 401(k) Plan and (iii) 1,000 shares held directly.

  (9) Includes (i) 982,086 shares obtainable upon exercise of options granted under the Long Term Incentive Plan, (ii) warrants issued by the Corporation which are exercisable into 45,000 shares of Common Stock at an exercise of $7.00 per share (iii) 33,982 shares of Common Stock held beneficially under the Corporation's 401(k) Plan, and (iv) direct ownership of 2,221,646 shares of Common Stock.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by personal interview, telephone and telegraph as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection.

DISSENTERS' RIGHT OF APPROVAL

  Under the Delaware General Corporation Law, shareholders who object to any of the proposals to be acted on will not be entitled to demand appraisal of, or to receive payment for, their shares of Atlas Common Stock regardless of such shareholders' vote, or failure to vote, on such proposal.

                                 PROPOSAL ONE
                            ELECTION OF A DIRECTOR

  The Corporation's directors are divided into three classes and hold office for a term of three years ending with the Meeting held in the year ended December 31, 1997 in the case of Class III, in the year ended December 31, 1998 in the case of Class I and in the year ended December 31, 1999 in the case of Class II. There are currently seven directors, three in Class I, two in Class II and two in Class III. Mr. Caron, pursuant to taking his new position as President, Chief Executive Officer and Director of Eden Roc Mineral Corp., has advised the Corporation's Board of Directors that he does not intend to stand for re-election at this year's Meeting. Accordingly, only Mr. Cook is standing for re-election as a Class III director.

  Unless authority is withheld, it is intended that votes pursuant to proxies solicited by this Proxy Statement will be voted for the election of Douglas R. Cook as a Class III director. If Mr. Cook is unable to serve, the proxies will be voted for a substitute nominee. Mr. Cook is presently a Class III director.


Information Concerning Directors and Nominees

                 Director Principal Occupation, Past Five Years' Business
     Name         Since       Experience and Other Directorships Held     Age
     ----        -------- ----------------------------------------------- ---

                                   CLASS III
               (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING OF
            STOCKHOLDERS HELD IN THE YEAR ENDED DECEMBER 31, 1997)

Douglas R. Cook    1988             President of Cook Ventures             71
                                     Inc., a geological con-
                                     sulting firm; director of
                                     Pegasus Gold Corporation
                                     and Archangel Diamond
                                     Corp. Mr. Cook's business
                                     address is 2485 Greens-
                                     boro Drive, Reno, Nevada
                                     89509.

                        Director Principal Occupation, Past Five Years' Business
          Name           Since       Experience and Other Directorships Held       Age
          ----          -------- -----------------------------------------------   ---

                                    CLASS I
                 (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING
           OF STOCKHOLDERS HELD IN THE YEAR ENDED DECEMBER 31, 1998)

 David P. Hall            1993             President and Chief Execu-              50
                                             tive Officer of Aurizon
                                             Mines Ltd., a Canadian
                                             gold mining company;
                                             formerly President of
                                             CanGold Resources until
                                             January 1995 and for-
                                             merly President of
                                             Hughes Lang Corporation
                                             until January 1994. Mr.
                                             Hall's business address
                                             is 1414-700 West Georgia
                                             St., Vancouver, BC V7Y
                                             1A3.

 H.R. Shipes              1996             President, Chairman of the              54
                                             Board and Chief Execu-
                                             tive Officer of Arimetco
                                             International Inc., a
                                             Canadian mining company,
                                             from November 1988 to
                                             the present; director of
                                             Cornerstone Industrial
                                             Minerals Corporation, a
                                             majority owned subsidi-
                                             ary of Atlas. Mr.
                                             Shipes' business address
                                             is 335 North Wilmot
                                             Road, Suite 410, Tucson,
                                             AZ 85711

 Christopher J.A. Davie   1997             President and Director of               50
                                             Castle Exploration In-
                                             corporated, a minerals
                                             exploration company. Mr.
                                             Davie served as Vice
                                             President of Projects
                                             with Castle Group Inc.
                                             from February 1994 to
                                             January 1997. From 1992
                                             until 1994 he was a con-
                                             sultant. Mr. Davie's
                                             business address is 717
                                             17th Street, Suite 1440,
                                             Denver CO 80202

                   Director Principal Occupation, Past Five Years' Business
       Name         Since       Experience and Other Directorships Held       Age
       ----        -------- -----------------------------------------------   ---

                                   CLASS II
               (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING OF
            STOCKHOLDERS HELD IN THE YEAR ENDED DECEMBER 31, 1999)

 James H. Dunnett    1995             Principal of Endeavour Fi-               48
                                       nancial Corp., a private
                                       Canadian company special-
                                       izing in arranging proj-
                                       ect financing, mergers
                                       and acquisitions for the
                                       mining industry and
                                       Chairman of Cornerstone
                                       Industrial Minerals Cor-
                                       poration, a majority-
                                       owned subsidiary of the
                                       Company. Mr. Dunnett's
                                       business address is 1111
                                       West Georgia St., Suite
                                       404, Vancouver, BC, Can-
                                       ada V6E 4M3.
 C. Thomas Ogryzlo   1993             Chairman of Kilborn SNC-                 57
                                       Lavalin Inc.; formerly a
                                       principal of Wright Engi-
                                       neers Limited, an engi-
                                       neering firm; Director of
                                       CaribGold Resources Inc.,
                                       Rio Amarillo Mining Lim-
                                       ited, Cornerstone Indus-
                                       trial Mineral Corpora-
                                       tion, a majority owned
                                       subsidiary of the Corpo-
                                       ration and Vista Gold
                                       Corp., in which Atlas
                                       holds a 9.6% interest.
                                       Mr. Ogryzlo's business
                                       address is 2200 Lake
                                       Shore Boulevard West, To-
                                       ronto, Ontario, Canada
                                       M8V 1A4.

  The Corporation has an Audit Committee and Compensation Committee of which all members are appointed by the Board of Directors. The Compensation Committee currently consists of Messrs. Ogryzlo, Dunnett and Shipes, and during part of the fiscal year ended December 31, 1996 consisted of Messrs. Ogryzlo, Cook and Philip R. Mengel. Mr. Mengel resigned from the Board of Directors on May 29, 1996. Due to his appointment as Chairman of the Board of Directors, Mr. Cook resigned from the Compensation Committee on December 13, 1996. Mr. Shipes was appointed to replace

Mr. Cook on the Compensation Committee and on March 25, 1997, Mr. Dunnett was also appointed to the Compensation Committee. The Audit Committee currently consists of Messrs. Dunnett, Hall and Ogryzlo, and during part of the year ended December 31, 1996 consisted of Messrs. Dunnett, Hall and Cook. Mr. Cook also resigned from the Audit Committee on December 13, 1996, at which time Mr. Ogryzlo was appointed to replace Mr. Cook on the Audit Committee. The principal functions of the Audit Committee are to recommend the selection of the Corporation's auditors, review with the auditors the scope and anticipated cost of their audit and receive and consider a report from the auditors concerning their conduct of the audit. The principal functions of the Compensation Committee are to administer the Corporation's 1979 Key Employee Stock Incentive Plan, Long Term Incentive Plan, Annual Incentive Plan and Retirement Plan for Outside Directors; to recommend changes in compensation plans and the adoption of new compensation plans and to recommend compensation for senior officers of the Corporation. During the year ended December 31, 1996, the Audit Committee held three meetings and the Compensation Committee held two meetings.

  During the year ended December 31, 1996, the Board met sixteen times. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and meetings of Board Committees on which that director served during the year ended December 31, 1996.

  Prior to November 1, 1996, fees paid to non-employee directors consisted of a $7,500 annual fee, a $1,000 fee for each Board of Directors meeting attended in person, a $500 fee for each Board of Directors meeting attended by telephone and a $500 fee for each Committee meeting attended.

  Effective November 1, 1996, in lieu of the annual fee noted above, it was determined that all non-employee directors on such date who were directors and those thereafter joining the Board of Directors, would be awarded a one time grant of 50,000 options under the Long Term Incentive Plan ("LTIP"), vesting six months from the grant date, at an exercise price equal to the closing market price on the grant date or $1.00 per share, whichever was higher. Additionally, effective November 1, 1996, Mr. Cook, as non-executive Chairman, would be awarded options to purchase 25,000 shares of Atlas Common Stock, granted under the LTIP, vesting six months from the grant date at an exercise price equal to the closing market price on the grant date or $1.00 per share, whichever was higher and $25,000 in cash payable in four equal quarterly installments.

  The Retirement Plan for Outside Directors (the "Plan") of the Corporation provided retirement, death and disability benefits to Directors of the Corporation who were not employees of the Corporation and who did not have a vested interest in the Atlas Corporation 1978 Retirement Plan described in this Proxy Statement. Eligible Directors who retired from the Board of Directors after age 55 and had five or more years of service or who had ceased serving as a Director because of disability were entitled to receive an annual cash benefit equal to the annual retainer for service as a Director which was in effect on the date on which the Director's service as a Director ceased for a period equal to the number of years of service as a Director, but in no event for more than 10 years. Directors who died while serving as a Director were entitled to receive a lump sum cash benefit equal to five times the annual retainer. If there was a change of control of the Corporation, each Director who then had more than one but less than five years of service was treated as having five years of service, unless that director would not have had five years of service if service had continued until age 55. Payment of these benefits commences in the calendar year following the calendar year in which the directors' service terminates.

  The Board of Directors voted to discontinue the Plan at a Board of Directors meeting held on November 15, 1993, and to make Mr. Cook eligible to participate in the Plan as in existence at the time. In addition to Mr. Cook, five former Directors are still eligible for benefits under the Plan. To date, $215,625 in payments have been made of benefits of $402,500 which have accrued. On December 13, 1996, the Board of Directors voted to pay the remainder of these benefits in stock of the Corporation.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE NOMINEE FOR ELECTION AS A DIRECTOR.

                                 PROPOSAL TWO
                             SELECTION OF AUDITORS

  A proposal to approve the selection by Atlas's Board of Directors of Ernst & Young LLP as Atlas's auditors for the year ended December 31, 1997 will be presented at the Meeting. Ernst & Young LLP examined the financial statements of Atlas and its subsidiaries for the year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded an opportunity to make a statement, if they wish to do so, and to respond to appropriate questions. During the year ended December 31, 1996, Ernst & Young LLP rendered audit and non-audit services to the Corporation and its subsidiaries.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED SELECTION AND APPROVAL.

                      EXECUTIVE OFFICERS AND COMPENSATION

    Set forth below is the age and certain other information regarding each person currently serving as an executive officer of the Corporation.

    Richard E. Blubaugh, age 50, has served as Vice President of Environmental and Governmental Affairs of the Corporation since October 1, 1990. Mr. Blubaugh has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $91,690, until the termination of his employment by Mr. Blubaugh or the Corporation or his normal retirement in accordance with the Corporation's retirement programs in place at the time. Mr. Blubaugh is entitled, upon termination of his employment by the Corporation without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one year's salary, amounts accrued but unpaid under his employment agreement and amounts payable under existing employee benefits plans.

    Gregg B. Shafter, 41, has served as Vice President of Project Development of the Corporation since August 1, 1995. Mr. Shafter has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $85,000, until the termination of his employment by Mr. Shafter or the Corporation or his normal retirement in accordance with the Corporation retirement programs in place at the time. Mr. Shafter is entitled, upon termination of his employment by the Corporation without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one-twelfth of his annual salary multiplied by the number of full years of employment by the Corporation, provided that in no event shall such amount be less than one-half of his annual salary, amounts accrued but unpaid under this employment contract and amounts payable under existing employee benefit plans.

  The following table sets forth all compensation paid by the Corporation, for the year ended December 31, 1996, the six months ended December 31, 1995 and for each of the fiscal years ended June 30, 1995 and 1994, to Messrs. Gerald
E. Davis, Richard E. Blubaugh and David J. Birkenshaw. Except for such persons, no person who was serving as an executive officer of the Corporation during the year ended December 31, 1996 had total cash and cash-equivalent remuneration which exceeded $100,000 during the year. Messrs. Birkenshaw and Davis terminated their employment with the Corporation on, respectively, June 21, 1996 and November 5, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                                Annual Compensation           Compensation
                                           ------------------------------     ------------
  Name and Principal         Year or                         Other Annual        Stock      All Other
      Position            Period Ended      Salary   Bonus   Compensation       Options    Compensation
 -----------------------  -------------    -------- -------- ------------     ------------ ------------
 Richard E. Blubaugh, VP  Dec. 31, 1996    $ 91,676 $ 13,754   $ 10,214(2)      127,500       $5,750(3)
                          Dec. 31, 1995(1) $ 46,575       --   $  5,956(2)       52,000       $2,794(3)
                          June 30, 1995    $ 86,500 $  3,500   $  6,481(2)       10,000       $5,400(3)
                          June 30, 1994    $ 84,852 $  2,000   $ 18,036(2)(4)    25,000       $5,211(3)
 David J. Birkenshaw,
  CEO(5)                  Dec. 31, 1996    $173,485 $150,000   $406,675(2)      200,000
                          Dec. 31, 1995(1) $ 87,500       --   $ 84,462(2)(6)        --
                          June 30, 1995    $154,167       --         --         350,000
                          June 30, 1994    $ 75,000       --         --         300,000
                          June 30, 1993          --       --         --              --
 Gerald E. Davis
  President(7)            Dec. 31, 1996    $151,587 $ 35,000   $ 11,870(2)      200,000       $5,750(4)
                          Dec. 31, 1995(1) $ 76,078       --   $  6,312(2)       40,000       $1,875(4)
                          June 30, 1995    $134,561 $  3,500   $  6,813(2)       75,000       $7,560(4)
                          June 30, 1994    $120,000       --   $ 45,436(2)(4)    25,000       $1,800(4)

----------

  (1) Represents the six month period ended December 31, 1995.
  (2) Includes certain perquisites, such as car allowances and life insurance premiums paid by the Corporation.
  (3) Includes contributions by the Corporation to the Investment Savings Plan for employees of Atlas.
  (4) Amount includes payments by the Corporation to Messrs. Davis and Blubaugh of $35,625 and $11,875, respectively, in respect of options to purchase 15,000 and 5,000 shares of Common Stock by Messrs. Davis and Blubaugh following the change in control of September 20, 1993, representing the difference between the option price and the market price of such shares.
  (5) Upon the resignation of David J. Birkenshaw on June 21, 1996, the Corporation agreed to pay the following payments and benefits to Mr.
Birkenshaw: 1) a single lump payment of $337,500 and six monthly installments of $18,500 less any amounts due the Corporation from the employee; 2) an award of an option to purchase an aggregate of 200,000 shares of the Corporation's Common Stock at an exercise price of $1.50 per share, which option shall become exercisable in whole or in part at any time prior to June 20, 1997; 3) the forgiveness of the $60,000 unsecured housing loan and any accrued interest on such loan; and pursuant to the Amendment to Resignation Agreement and General Release dated October 11, 1996, upon satisfaction of item 1) above, the Corporation paid to Mr. Birkenshaw an amount of $54,000.
  (6) Amount includes $75,000 relocation expenses paid by the Corporation.
  (7) Upon the resignation of Gerald E. Davis, on November 5, 1996, the Corporation agreed to pay Mr. Davis the following payments and benefits: 1) a total payment of $325,657; payable as $25,657 immediately after execution of the Resignation Agreement and six monthly installments of $50,000 each commencing on January 13, 1997; 2) at any time prior to November 5, 1997, Mr. Davis may exercise the options granted to him on May 19, 1995 and August 10, 1995 under the Long Term Incentive Plan to purchase 100,000 shares of stock at an exercise price of $2.00, which options shall expire by November 5, 1997. At any time prior to November 5, 1998, Mr. Davis may exercise additional options granted to him on November 5, 1996 to purchase 100,000 shares of stock at an exercise price of $1.00 per share, which options shall expire by November 5, 1998.

See also, with respect to Messrs. Davis, Blubaugh and Birkenshaw, the sections entitled "Option Grants" and "Aggregated Option Exercises and Option Values" below.

  INVESTMENT AND SAVINGS PLAN. The Atlas Corporation Investment and Savings Plan (the "Plan") benefits employees of the Corporation and its subsidiaries who have completed six months of service. Each participant under the Plan must be at least 21 years of age. Under the Plan, an employee may elect to contribute, pursuant to a salary reduction election, not less than 1 percent and not more than 10 percent of the employee's annual compensation. The Corporation makes a matching contribution of 100 percent of the amount contributed by the employee, but not more than 6 percent of the employee's annual compensation. In addition, the Corporation may make special contributions to the Plan, but these special contributions may not exceed the maximum amount deductible under Section 404(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions may be invested in a number of investment options, but not Common Stock of the Corporation. All matching and special contributions to the Plan are invested in shares of Common Stock of the Corporation.

  1978 RETIREMENT PLAN. Eligible employees, including officers, participate in the Atlas Corporation 1978 Retirement Plan (the "1978 Retirement Plan"), a noncontributory defined benefit pension plan. Benefits under the 1978 Retirement Plan are based on years of service and the participant's compensation during the participant's three consecutive highest compensated years out of the participant's final five years as a participant. Benefits under the 1978 Retirement Plan are payable upon disability, death or retirement at age 55 or later and may be distributed in the form of a lump sum, a single-life annuity, a joint and survivor annuity covering the participant and a beneficiary or installments over a term of years. Participants retiring before the age of 55 are entitled to a lump sum distribution. Effective March 1, 1997, the Corporation froze all future accrual of benefits under the 1978 Retirement Plan. The benefits earned by each participant as of February 28, 1997 shall be preserved and no benefit of any participant shall be decreased or reduced. At the Corporation's option, the freeze can be lifted at any time in the future.

  The following table shows the estimated annual benefits payable upon retirement in the form of a single-life annuity under the 1978 Retirement Plan to persons in the specified compensation and years-of-service classifications:

                               PENSION PLAN TABLE

  Average
   Annual
Compensation
  on which
 Retirement                         Estimated Annual Retirement Benefits at Age
  Benefits                          65 for Indicated Years of Credited Services
    are                             --------------------------------------------
   Based                              (10)     (15)     (20)     (25)     (30)
------------                        -------- -------- -------- -------- --------
 $ 50,000.........................  $  8,621 $ 12,932 $ 17,242 $ 21,553 $ 25,864
 $100,000.........................  $ 18,621 $ 27,932 $ 37,242 $ 46,553 $ 55,864
 $150,000.........................  $ 28,621 $ 42,932 $ 57,242 $ 71,553 $ 85,864
 $200,000.........................  $ 28,621 $ 42,932 $ 57,242 $ 71,553 $ 85,864
 $250,000.........................  $ 28,621 $ 42,932 $ 57,242 $ 71,553 $ 85,864
 $300,000.........................  $ 28,621 $ 42,932 $ 57,242 $ 71,553 $ 85,864

  Retirement benefits under the 1978 Retirement Plan are based on salaries and additional compensation such as awards under the Annual Incentive Plan. These benefits are not affected by Directors' fees.

  Benefits listed in the table are net of an offset for part of the participant's Social Security benefits. There is no other offset. Years of service credited through December 31, 1996 under the 1978 Retirement Plan for the Officers listed in the SUMMARY COMPENSATION TABLE are 6 years for Mr. Davis and 14 years for Mr. Blubaugh.

  The Code sets limits on a participant's annual benefits on retirement under the 1978 Retirement Plan. To assure that participants' retirement benefits are not reduced in the future because of the Code limits, the Board of Directors adopted a supplemental Executive Retirement Plan, which provides retirement benefits on an unfunded basis to selected participants whose benefits under the 1978 Retirement Plan would be limited by the Code in an amount equal to the difference between the annual retirement benefit permitted under the 1978 Retirement Plan by the Code and the amount that would have been paid but for the limitation imposed by the Code.

  ANNUAL INCENTIVE PLAN. Under the Corporation's Annual Incentive Plan, incentive compensation may be paid to key employees selected by the Compensation Committee based on the achievement by the Corporation and the selected employees of performance goals established for each fiscal year by the Compensation Committee. In addition to target awards, which recognize achievement of the predetermined goals, the Compensation Committee may establish threshold and maximum awards to recognize performance which has only been minimally acceptable and performance which has been significantly above target. Target, threshold and maximum awards are expressed as a percentage of selected employees' base salary for the pertinent fiscal year. The Compensation Committee may consider the adverse impact of external circumstances on the Corporation's performance in evaluating the achievement of individual employee goals and in determining whether to exercise its authority in such circumstances to make alternative or supplemental awards. Since July 1, 1993, no awards were made under the Annual Incentive Plan.

                                 OPTION GRANTS

                                 % of Total Exercise             Grant
                     Number of    Options   Price(1)              Date
                      Options    Granted to   (per   Expiration Present
    Name              Granted    Employees   share)     Date    Value(2)
-------------------  ---------   ---------- -------- ---------- --------
For the Year Ended December 31, 1996:
Gerald E. Davis       100,000(3)      11%    $1.00    11/05/98  $27,000
Richard E. Blubaugh    75,000(3)    8.32%    $1.00    10/31/06  $23,250
David J. Birkenshaw   200,000(4)    2.22%    $1.50    06/29/99  $68,000
                      650,000(5)    72.1%

----------

  (1) Exercise price is equal to or greater than the market value at date of grant.
  (2) Calculated as of the end of the applicable fiscal year using the Black-Scholes option pricing model, with reference to the most recent 24-month period for determining price volatility. The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options.
  (3) Options granted on November 1, 1996 which vest in six months from the date of grant.
  (4) Pursuant to the terms of Mr. Birkenshaw's resignation agreement dated June 21, 1996, he was provided the option to purchase 200,000 shares of the Corporation's Common Stock at an exercise price of $1.50 per share, which option shall be exercisable at any time prior to June 20, 1999.
  (5) Options subsequently canceled on June 21, 1996.

                 AGGREGATED OPTION EXERCISES AND OPTION VALUES

  The following table provides information relating to the number and value of stock options exercised in the year ended December 31, 1996 and the number of exercisable and unexercisable stock options held by executive officers at December 31, 1996:

                                              Number of Unexercised Options
                                                  at December 31, 1995
                                              --------------------------------
                     Shares Acquired  Value
       Name            on Exercise   Realized  Exercisable      Unexercisable
-------------------  --------------- --------  -----------      -------------
Gerald E. Davis            --          --       200,000               --
Richard E. Blubaugh        --          --        25,250           101,250
David J. Birkenshaw        --          --       200,000               --

  There were no unexercised, in-the-money options at December 31, 1996.

                         COMPENSATION COMMITTEE REPORT

  The Atlas Compensation Committee (the "Committee") consists of outside non-employee Directors. The Committee establishes and regularly reviews the Corporation's executive compensation policies and the compensation paid to the individual executive officers.

  It is the policy of the Committee to monitor the goals of Atlas's executive officers as they continue to strive to improve corporate performance and increase shareholder value. It is the Committee's goal that executive compensation be linked to competitive conditions and to expected contributions to improvements in the Corporation's performance and share price. The Committee believes that this policy will contribute to the maximization of the possibilities for enhanced shareholder value by assisting the Corporation in attracting, retaining and motivating executive officers and employees who will contribute to the growth and success of the Corporation.

  The principal components of the compensation program are basic salary, equity-based incentives in the form of stock options and, in appropriate cases, cash bonus based on achievement of specified performance goals.

Basic Salary

  The Committee reviews each executive officer's salary periodically. In considering salary, the Committee considers the executive officer's level of responsibility and accountability, prior experience and comparisons with comparable businesses.

Stock Options

  The Committee believes that stock options provide important incentives to executive officers by giving them a strong economic interest in maximizing the value of the Corporation, thereby making their interests more closely parallel to those of stockholders generally. The exercise prices of stock options are set at not less than 100% of fair market value on the date of grant, so that the value of the Corporation's stock must appreciate before an optionee receives financial benefit from the option. In determining the size of option grants, the Committee considers the officer's responsibility, accountability and the expected future contributions of the officer to the Corporation's performance. The Committee believes that the Corporation's stock option plan has been and will continue to be very important in attracting, retaining and motivating executives and employees of the Corporation.

Compensation of Chief Executive

  The compensation of Mr. Birkenshaw, Chairman of the Board and Chief Executive Officer until his resignation on June 21, 1996, was determined on the same elements as other executives, namely base salary, cash bonus and stock options.

                                                COMPENSATION COMMITTEE
                                                C. Thomas Ogryzlo, Chairman
                                                James H. Dunnett
                                                H.R. Shipes

                               PERFORMANCE GRAPH

  The following graph shows changes over the past five years in the value of $100 invested in: (1) Atlas Common Stock, (2) the Dow Jones Equity Market Index and (3) the Dow Jones Precious Metals Index. The year-end values of each investment are based on the share price appreciation plus the monthly reinvestment of dividends, if any.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ATLAS CORPORATION, THE
     DOW JONES EQUITY MARKET INDEX AND THE DOW JONES PRECIOUS METALS INDEX*


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG ATLAS CORPORATION, DOW JONES EQUITY MARKET INDEX AND
                      DOW JONES PRECIOUS METALS INDEX /*/


                                           DOW JONES          DOW JONES
Measurement period        ATLAS          EQUITY MARKET      PRECIOUS METAL
(Fiscal Year Covered)  CORPORATION           INDEX             INDEX
---------------------  -----------       -------------      --------------
Measurement PT -
12/31/91               $100.00           $100.00            $100.00

FYE 12/31/92           $ 85.71           $108.61            $ 86.45
FYE 12/31/93           $ 71.43           $119.41            $139.07
FYE 12/31/94           $ 34.69           $120.33            $116.28
FYE 12/31/95           $ 22.45           $166.31            $122.95
FYE 12/31/96           $ 11.27           $205.57            $125.24


* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During 1996; Messrs. Douglas R. Cook, Philip R. Mengel, C. Thomas Ogryzlo and
H. R. Shipes served on the Compensation Committee. No member of the Compensation Committee is or has been at any time an officer of the Corporation or any of its subsidiaries (except for Mr. Cook who served as a non-executive Chairman of the Board of Directors of the Corporation during 1996). During 1996, no executive officer of the Corporation served as a director or as member of the Compensation Committee of another entity whose executive officers served as a director or as a member of the Compensation Committee of the Corporation.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Dunnett is a principal of the investment banking firm of Endeavour Financial Corporation, ("Endeavour") which acted as a financial advisor to the Corporation. Mr. Dunnett served, from April 1, 1995 until September 30, 1995 as an Atlas nominee on the Board of Directors of Vista Gold Corp. ("Vista"). Additionally, he serves on the Board of Directors of Cornerstone Industrial Minerals Corporation ("Cornerstone"), a majority-owned subsidiary of the Corporation. During the year ended December 31, 1996, the Corporation paid Endeavour $512,700 in advisory fees.

  Mr. Birkenshaw, Chairman and Chief Executive Officer of the Corporation until his resignation on June 21, 1996, served as the Vice Chairman of Vista, in which the Corporation currently retains a 9.6% interest and served until February 16, 1996 as a director of Dakota Mining Corporation ("Dakota"). The Corporation, which acquired an approximate 9% interest in Dakota in March 1995, sold its holdings in Dakota on March 9, 1996.

  Mr. Birkenshaw served as Chairman of Cornerstone from June 1991 through March 1995, and was reappointed Chairman of Cornerstone upon Atlas's acquisition of 51% of Cornerstone on November 29, 1995, serving until June 21,1996. Prior to Atlas's acquisition of the 51% interest in Cornerstone, Mr. Birkenshaw purchased 1,150,000 warrants to purchase Common Shares of the Corporation from Cornerstone, which were exercisable at $3.625 per share and expired on September 20, 1996. Mr. Birkenshaw received a non-interest bearing unsecured loan from Cornerstone in the amount of C$25,000 payable upon demand, the proceeds of which were used to purchase the Atlas warrants. Mr. Birkenshaw repaid the Cornerstone loan in March 1996.

  Mr. Birkenshaw serves as Chairman of Birkenshaw & Company, Ltd., a merchant bank. During the year ended December 31, 1996, the six months ended December 31, 1995 and the year ended June 30, 1995, the Corporation paid Birkenshaw & Company $0, $43,000 and $174,000, respectively, for reimbursement of expenses incurred on behalf of the Corporation.

  Mr. Birkenshaw received from Atlas a $60,000 unsecured housing loan, bearing an 8% interest rate, in connection with his relocation to Denver, Colorado. This loan was forgiven as part of his resignation agreement. Mr. Birkenshaw received from the Corporation and its subsidiaries unsecured noninterest bearing employee advances of approximately $99,000. Such advances have subsequently been repaid.

  Mr. Shipes is the President, Chief Executive Officer and Chairman of Arimetco International Inc. ("Arimetco"), a Canadian mining company. The Corporation purchased 50% of Arisur Inc., a Grand Cayman corporation, which owns and operates mining operations in Bolivia, from Arimetco for $3.3 million in cash. The Corporation acquired the remaining 50% of Arisur Inc. from Suramco Metals, Inc., a Nevada corporation, of which Mr. Shipes is a major shareholder, for four million shares of the Corporation's common stock. As part of the transaction, Mr. Shipes became a member of the Corporation's Board of Directors.


                 COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  Under Section 16 of the Exchange Act, the Corporation's directors and executive officers and persons holding more than 10% of the Corporation's Common Stock are required to report their initial ownership of Common Stock and subsequent changes to that ownership to the Securities and Exchange Commission and the New York Stock Exchange by specified due dates. To the Corporation's knowledge, all of these filing requirements were satisfied with respect to transactions during the year ended December 31, 1996.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at Atlas's next Annual General Meeting of Stockholders must be received by the Secretary of Atlas by January 31, 1998 for inclusion in Atlas's proxy statement and form of proxy relating to that meeting.

                               ATLAS CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                JULY 10, 1997

  The undersigned appoints each of Richard E. Blubaugh, James R. Jensen and Gregg B. Shafter as attorney and agent, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at an annual meeting of stockholders of ATLAS CORPORATION to be held on July 10, 1997 and at any adjournment thereof according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote (1) as hereinafter specified upon the proposals listed below and described in the Proxy Statement for the meeting and (2) in his discretion upon any other matter that may properly come before the meeting.

                 (THIS PROXY IS CONTINUED ON THE REVERSE SIDE
   PLEASE MARK YOUR CHOICE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY)

                                          SEE
                                        REVERSE
                                         SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.



      THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE FOLLOWING PROPOSALS:


1. Election of               FOR        AGAINST
   Douglas R. Cook           [ ]          [ ]
   as Director.




2. Ratification of selection            FOR        AGAINST       ABSTAIN
   of auditors.                         [ ]          [ ]           [ ]



       THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.


SIGNATURE(S) ____________DATE ___________________________________________ ,1997
IMPORTANT:   Please sign your name or names exactly as identified on this proxy.
             Joint own owners should each sign. When signing as attorney, manager, or ad administrator, executor, trustee or guardian, please give your full title as such.